Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, WalshCOMM
602.957.9779 or
John Hewitt, GameTech
775.850.6100

GameTech Reports Second Quarter Financial Results

Company Highlights

•	Quarterly revenues greater than comparable quarter in 2003 and the first quarter of 2004

•	Profitability improved marginally over first quarter results

•	Diluted earnings per share down $0.02 from the second quarter of 2003

•	Company begins nationwide rollout of the Traveler™ terminal

•	Aggressive R&D investment continues

•	Cash and short-term investments at nearly $10 million while paying dividends of $1.8 million over the last six months

RENO, Nev., May 27, 2004 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the Company’s second fiscal quarter and the six-month period ended April 30, 2004. Revenues for the quarter were nearly $13.4 million, an increase of 6% over first quarter 2004 revenues and a slight improvement over the second quarter of 2003. The increase in quarterly revenues reversed the prior quarter’s net loss and resulted in $58,000 in net earnings for the quarter and $44,000 in net earnings for the six month period, compared with $226,000 and $748,000 for the respective periods in 2003. Diluted earnings for both the quarter and six-month period were less than $0.01 per share compared with $0.02 per share in the second quarter of the prior year and $0.06 for the first six months of 2003.

The Company attributed the improving revenues to recent successes in new products and new market expansion, while stressing that the impact of these achievements have just begun to be felt. Profitability was affected by the 20% increase in R&D investment and continued high legal costs over the comparable quarter in 2003.

According to Clarence Thiesen, chief executive officer, the Company expects these recent revenue opportunities to bring added top and bottom line benefits in the coming months. “As promised over the past year, we have concentrated our efforts on developing new products and services that respond to our long-time customers’ needs while researching and developing emerging market prospects. We have made good progress in the first half of this fiscal year and expect to experience increasing returns as the year advances. We are continuing installation of our improved bingo hall management system, All-Trak II™. Just after the second quarter ended, we began our nationwide rollout of the Traveler™ terminal and signed a significant new customer. GameTech is committed to continuing R&D efforts and pursuing appropriate alliances that enhance our ability to provide the most desirable products and services to our current and future customers while generating the best possible returns for our shareholders.”

-more-

GameTech Reports Second Quarter Financial Results pg. 2

The Company’s operating expenses increased by $450,000, or approximately 4 percent over the comparable quarter in 2003, which was attributable to higher R&D costs, depreciation and sales and marketing costs. In addition to the 20% increase in R&D investment, depreciation increased by 14% for the quarter due to the acquisition of additional TED2CTM terminals and upgrades to fixed base terminals. The company held other costs steady, with the exception of legal costs, which have remained high for the past two years due to several major lawsuits and, to a lesser extent, aggressive legislative activity. In the second quarter of 2004, GameTech was successful in its legal effort against a former distributor in Virginia, which followed closely on the heels of the victory against a Virginia sub-distributor in late 2003. Subject to collectibility and final judgment, GameTech was awarded nearly $2.5 million in damages in these victories. Two additional cases are expected to be tried in the second half of fiscal 2004.

“As we embark on our tenth anniversary, GameTech is aggressively protecting, growing and diversifying our customer base and our market,” said Thiesen. “We have invested heavily in innovations to enhance bingo and we believe our efforts will reap significant rewards in the future. While making these investments, we have been able to provide nearly $1.8 million in dividends to our shareholders over the past six months and, at the same time, have maintained a healthy reserve of cash and short-term investments of nearly $10 million. We are well positioned as we look toward GameTech’s second decade.”

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed base terminals and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include expectations for the Company’s revenues, earnings, and operating results, the success and results of the Company’s new products and new market expansions, the success of the Company’s development of new products and services that respond to the needs of the customers, the success of the Company’s research and development efforts, and the ability of the Company to generate returns for its stockholders. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include (a) the ability of the Company to introduce products in the future that achieve commercial success; (b) the level of research and development costs and legal expenses, (c) changes in the regulatory environment for the Company’s products and the ability of the Company and its products to be licensed; (d) the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and (e) the ability of the Company to collect damage awards from legal actions. Additional information on these risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission.

-more-

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2003	2004	2003	2004
	(Unaudited)		(Unaudited)
Revenue	$13,322	$13,359	$26,520	$25,973
Operating expenses:
Cost of revenues	5,600	5,822	10,864	11,697
General and administrative	3,098	2,957	6,001	5,736
Sales and marketing	3,201	3,397	6,395	6,431
Research and development	882	1,056	1,877	2,013

	12,781	13,232	25,137	25,877

Income from operations	541	127	1,383	96
Interest income (expense) and other, net	20	(26)	27	(20)

Income before provision for income taxes	561	101	1,410	76
Provision for income taxes	335	43	662	32

Net income	$226	$58	$748	$44

Basic net income per share	$0.02	$0.00	$0.06	$0.00

Diluted net income per share	$0.02	$0.00	$0.06	$0.00

Shares used in the calculation of net income per share:
Basic	11,727,439	11,756,828	11,656,765	11,747,027

Diluted	11,734,428	11,818,104	11,870,472	11,819,875

Balance Sheet Data

	October 31,	April 30,
	2003	2004
	(audited)	(unaudited)
Cash and equivalents	$10,202	$8,493
Short-term investments	1,750	1,493
Total current assets	18,361	16,365
Total assets	60,175	58,852
Total current liabilities	3,555	3,891
Total liabilities	7,554	7,862
Total stockholders’ equity	52,621	50,990
Total liabilities and stockholders’ equity	$60,175	$58,852

# # # # #